Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Virtusa Corporation and Subsidiaries:

We consent to the use of our reports dated May 28, 2009, with respect to the consolidated financial statements and the related financial statement schedule, and the effectiveness of internal control over financial reporting included herein in this Form 10-K.

/s/ KPMG LLP

Boston, Massachusetts
May 28, 2009